Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

among

BABCOCK & BROWN AIR FUNDING I LIMITED,

as the Issuer

THE ISSUER SUBSIDIARIES IDENTIFIED HEREIN,

DEUTSCHE BANK TRUST COMPANY AMERICAS

in its capacity as the Trustee and the Security Trustee,

AMBAC ASSURANCE CORPORATION

as the Policy Provider,

and

BABCOCK & BROWN AIR MANAGEMENT CO LIMITED

as the Administrative Agent

Dated as of _________________, 2007

i

TABLE OF CONTENTS

(continued)

ii

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) dated as of ________________, 2007 is made among BABCOCK & BROWN AIR FUNDING I LIMITED (the “Issuer”), a Bermuda exempted company, each ISSUER SUBSIDIARY signatory to this Agreement or that becomes a party under Section 5.06 hereof (collectively with the Issuer, the “Issuer Group”), DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as the trustee under the Indenture (the “Trustee”) and as the security trustee under the Security Trust Agreement (the “Security Trustee”), AMBAC ASSURANCE CORPORATION, as the policy provider (the “Policy Provider”) and BABCOCK & BROWN AIR MANAGEMENT CO LIMITED, in its capacity as Administrative Agent (the “Administrative Agent”).

For the consideration set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Administrative Agent, the Trustee, the Security Trustee, the Policy Provider, the Issuer and the other Issuer Group Members agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms have the following meanings. Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administration Fee” has the meaning assigned to such term in Section 6.01 hereof.

“Administrative Agent Delegate” has the meaning assigned to such term in Section 8.01(a) hereof.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, however, that the Issuer, the other Issuer Group Members, on the one hand, and the Trustee, the Security Trustee and the Administrative Agent, on the other hand, shall not be considered to be Affiliates of each other.

“After-Tax Basis” means on a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all U.S. federal, state, local and foreign Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any U.S. federal, state, local or foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment) be equal to the payment received, deemed to have been received or receivable.

“Aircraft Asset Expenses Budget” has the meaning assigned to such term in Section 7.03(a)(ii) of the Servicing Agreement.

“Aircraft Assets” has the meaning assigned to such term in Appendix A to the Servicing Agreement.

“Approved Budget” has the meaning assigned to such term in Section 7.03(d) of the Servicing Agreement.

“Concentration Limits” has the meaning assigned to such term in Section 2.2(a) of Schedule 2.02(a) of the Servicing Agreement.

“Competitor Control” has the meaning assigned to such term in the Servicing Agreement.

“Conflicts Standard” has the meaning assigned to such term in Section 3.02(b) of the Servicing Agreement.

“Consolidated Quarterly Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(ii) hereof.

“Consolidating Quarterly Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

“Dollars” or “$” means the lawful currency of the United States of America.

“Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

“EU” means the European Union.

“FAA” means the Federal Aviation Administration or any Governmental Authority or other Person, agency or other authority succeeding to the functions of the Federal Aviation Administration.

“Fee Period” has the meaning assigned to such term in Section 6.01 hereof.

“Governmental Authority” means any court, administrative agency or commission or other governmental agency or instrumentality (or any Responsible Officer thereof), domestic, foreign or international, of competent jurisdiction including, without limitation, the EU.

“Indenture” means the Trust Indenture dated as of ______________, 2007, among the Issuer, the Cash Manager, the Initial Liquidity Facility Provider, the Policy Provider, the Operating Bank and the Trustee.

“Issuer Group Services” has the meaning assigned to such term in Section 2.01(a) hereof.

“Lease” means any lease or other agreement or arrangement pursuant to which any Person (other than an Issuer Group Member) has the right to possession and use of any Aircraft.

“Lease Operating Budget” has the meaning assigned to such term in Section 7.03(a)(i) of the Servicing Agreement.

“Ledgers” has the meaning assigned to such term in Section 2.04(b)(i) hereof.

“Loss” means any and all liabilities (including liabilities arising out of the doctrine of strict liability), obligations, losses, damages, penalties, actions, suits, judgments, costs, fees, expenses (including reasonable legal fees, expenses and related charges and costs of investigation, including in connection with enforcement of any indemnity) and disbursements, of whatsoever kind and nature; provided, however, that the term “Loss” shall not include any indemnified party’s management time or overhead expenses except for non-ordinary course management time or overhead expenses relating to such damage, loss, liability or expense.

“Policy Provider Replacement Event” has the meaning assigned to such term in Section 7.02(d) hereof.

“Quarter” means the fiscal quarter of each Issuer Group Member, as applicable.

“Ratings” means the ratings assigned to the Securities by the Rating Agencies.

“Reimbursable Expenses” has the meaning assigned to such term in Section 6.02(b) hereof.

“Schedule 2.02(a)” has the meaning assigned to such term in Section 2.03(h)(viii) hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service Providers” means the Persons providing services to the Issuer Group, including, without limitation, where the context admits, the Servicer and other Persons performing similar services or advising the Issuer Group.

“Servicer Termination Event” means the occurrence of any of the events set forth in Section 10.02(b) of the Servicing Agreement subject to the cure periods set forth therein.

“Standard of Care” has the meaning assigned to such term in Section 3.01 of the Servicing Agreement.

“Standard of Performance” has the meaning assigned to such term in Section 3.01 hereof.

“Subsidiary” means, with respect to any Person, a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“U.S. Bankruptcy Code” has the meaning assigned to such term in Section 7.02(b)(iii) hereof.

“Year” has the meaning assigned to such term in the Servicing Agreement.

ARTICLE II

APPOINTMENT; ADMINISTRATIVE SERVICES

Section 2.01 Appointment. (a) Each Issuer Group Member hereby appoints the Administrative Agent as the provider of the administrative and related services set forth in Section 2.03 hereof, the accounting services set forth in Section 2.04 hereof and the additional administrative services set forth in Sections 2.04, 2.05 and 2.06 hereof (collectively, the “Issuer Group Services”) to each Issuer Group Member on the terms and subject to the conditions set forth in this Agreement. In the event the Trustee or the Security Trustee receives any notice or instruction from the Administrative Agent with regard to any Issuer Group Services, the Trustee or the Security Trustee, as applicable, may regard such notice or instruction as given by the Issuer or any other Issuer Group Member unless previously notified otherwise in writing by the Issuer.

(b) The Administrative Agent hereby accepts such appointments and agrees to perform the Issuer Group Services on behalf of the Issuer Group Members identified to the Administrative Agent by the Issuer Group on the terms and subject to the conditions set forth in this Agreement.

(c) The Issuer Group Services do not include any service or matter that is the responsibility of the Servicer under the Servicing Agreement, the Reference Agent under the Reference Agency Agreement, the Cash Manager under the Cash Management Agreement (except as otherwise provided in the Cash Management Agreement or the Indenture) or the company secretaries of any Issuer Group Member.

(d) The Issuer Group Services do not include any service or matter that falls under the categories of “investment business services” or “investment advice” under the Investment Intermediaries Act, 1995 or any other applicable provision of Irish law that would require such services to be performed by an entity that has obtained prior authorization from the Central Bank of Ireland.

Section 2.02 Limitations. (a) The Administrative Agent agrees (with respect to the Issuer Group Services) to comply with the terms of the articles of incorporation, by-laws, trust agreements, operating agreements or similar constituting documents of each Issuer Group Member and all agreements to which any Issuer Group Member is a party (including all Related Documents); provided that copies of such documents and agreements are in the possession of, or can reasonably be obtained by, the Administrative Agent and, without prejudice to the foregoing, not to enter into, on behalf of any Issuer Group Member, any commitments, loans or obligations or charge, mortgage, pledge, encumber or otherwise restrict or dispose of the property or assets or expend any funds of any Issuer Group Member save, subject to the Indenture, (i) as expressly permitted by the terms of this Agreement or (ii) upon a Board Resolution.

(b) In connection with the performance of the Issuer Group Services (i) the Administrative Agent shall (A) have no responsibility for the failure of any other Person (other than any Person, other than the Trustee or Security Trustee, acting as a delegate of the Administrative Agent under this Agreement pursuant to Section 8.01 hereof) providing services directly to the Issuer Group to perform its obligations to the Issuer Group and (B) in all cases be entitled to rely upon the instructions of the Issuer Group with respect to any Issuer Group Services and upon notices, reports or other communications made by any Person providing services to the Issuer Group (other than any Affiliate of the Administrative Agent, except solely for this purpose Babcock & Brown Aircraft Management (Europe) Limited shall not be an Affiliate of the Administrative Agent) and shall not be responsible for the accuracy or completeness of any such notices, reports or other communications except to the extent that the Administrative Agent has actual notice of any matter to the contrary and (ii) the Administrative Agent shall not be obligated to act in any manner that the Administrative Agent, acting reasonably, determines might (A) violate any Applicable Law or (B) expose the Administrative Agent to any liabilities for which, in the Administrative Agent’s good faith opinion, adequate bond or indemnity has not been provided.

(c) Subject to the limitations set forth in Section 2.02(a), in connection with the performance of the Issuer Group Services, the Administrative Agent is expressly authorized by the Issuer and each other Issuer Group Member, (i) to engage in and conclude commercial negotiations with the Persons providing services to the Issuer Group, including, without limitation, where the context admits, the Servicer, the Cash Manager, the Reference Agent and other Persons performing similar services or advising the Issuer Group (the “Service Providers”) and with their Responsible Officers, and (ii) after such consultation, if any, as the Administrative Agent deems necessary under the circumstances, to act on such Issuer Group Member’s behalf with regard to any and all matters requiring any action on the part of the Administrative Agent under the Servicing Agreement. The Issuer agrees that it will give the Administrative Agent and the Servicer 60 day’s prior Written Notice of any limitation or modification of the authority set forth in this Section 2.02(c).

(d) The Administrative Agent may rely on the advice of any law firm, accounting firm, risk management adviser, tax adviser, insurance adviser, technical adviser, aircraft appraiser or other professional adviser appointed by the Issuer and any Person appointed in good faith by the Administrative Agent and shall not be liable for any claim by any Issuer Group Member to the extent that the Administrative Agent was acting in good faith upon the advice of any such persons.

(e) Notwithstanding the appointment of, and the delegation of authority and responsibility to, the Administrative Agent with respect to the Issuer Group Services, the Issuer and each other Issuer Group Member shall continue to have and exercise through its respective controlling trustees or board real and effective central control and management of all matters related to its ongoing business, operations, assets and liabilities, subject to matters that are expressly the responsibility of the Administrative Agent in accordance with the terms of this Agreement, and each Issuer Group Member shall at all times conduct its separate ongoing business in such a manner as the same shall at all times be readily identifiable from the separate business of the Administrative Agent, and none of the Issuer Group Members is merely lending its name to decisions taken by others.

(f) Each Issuer Group Member hereby appoints the Issuer to act as its representative and, having been duly authorized to do so by each of its Subsidiaries, as the representative of each of its Subsidiaries with respect to any matter in respect of which any Issuer Group Member, or the Issuer Group as a whole, is required to or permitted to take any action pursuant to the terms of this Agreement. Accordingly, in connection with the performance of the Issuer Group Services, the Administrative Agent shall in all cases be entitled to rely on the instructions (or other actions) of the Issuer as representative of each Issuer Group Member.

Section 2.03 Issuer Group Services. The Administrative Agent hereby agrees to perform and provide the following services for each Issuer Group Member and its respective governing bodies:

(a) administrative services:

(i) except in such instances in which such preparation and distribution is required to be done by another party by Applicable Law or by another Service Provider under the Indenture or the Related Documents, preparation and distribution, at such time as shall be agreed with the Administrative Agent, of draft trustees, members or board meeting agendas and any other papers required in connection with such meetings;

(ii) maintaining, or monitoring the maintenance of, the books, records, registers and associated filings of each Issuer Group Member, other than those required under Applicable Law to be maintained by the officers, members, directors or trustees of the Issuer;

(iii) providing any administrative assistance reasonably necessary to assist any Issuer Group Member in carrying out its obligations under the Indenture or the Related Documents, including providing timely notice of decisions to be made, or actions to be taken, under any of the Related Documents; provided that if the obligations of any Issuer Group Member under any of the Related Documents are only required upon receipt of notice to such Issuer Group Member or the Administrative Agent, then the Administrative Agent shall provide such administrative assistance only to the extent it has received such notice or is otherwise aware of such obligations and shall provide a copy of such notice to the Policy Provider;

(iv) assisting the Issuer in arranging for directors and officers liability insurance for and on behalf of the Issuer and, where appropriate, each other Issuer Group Member;

(v) (A) procuring, at the direction of the Board, and coordinating the advice of, legal counsel, accounting, tax and other professional advisers at the expense of the relevant Issuer Group Member, to assist such Issuer Group Member in carrying out its obligations and (B) supervising, in accordance with instructions from such Issuer Group Member, such legal counsel, accounting, tax and other advisers; and

(vi) providing assistance to the Servicer with respect to matters for which such assistance is contemplated by the Servicing Agreement or is reasonably necessary in order for the Servicer to perform its duties in accordance with the Servicing Agreement;

(b) to the extent that (i) the following services are not provided by the other Service Providers, and (ii) the relevant information is in the possession of, or can be reasonably obtained by, the Administrative Agent to act as liaison with each of the Rating Agencies and the Policy Provider with respect to any decisions on behalf of the Issuer Group requiring a Rating Agency Confirmation or the consent of the Policy Provider, including, without limitation, informing each of the Rating Agencies and the Policy Provider from time to time of any material changes in the Portfolio, coordinating with the

Issuer Group and the Service Providers and providing each of the Rating Agencies and the Policy Provider with such statistical and other information as they may from time to time reasonably request and to provide any notice to each of the Rating Agencies and the Policy Provider that the Issuer is required to provide pursuant to the Servicing Agreement or the Indenture (such information to be provided at the Issuer Group’s expense to the extent that providing such information requires services that are materially greater in scope than those being provided pursuant to the express terms of this Agreement);

(c) providing assistance to the Issuer Group in procuring Lessee consents, novations and other documentation and in taking all other actions necessary in connection with the reissue or amendment of letters of credit;

(d) providing assistance to the Issuer Group in the execution of (1) the acquisition of Pledged Shares, Pledged Beneficial Interests, Pledged Membership Interests and/or Aircraft under the Asset Purchase Agreement, (2) the re-lease and/or sale of the Aircraft, (3) the acquisition of Additional Aircraft, (4) Aircraft Conversions permitted under the Indenture, (5) Refinancing Notes and (6) financing transactions relating to the Issuer Group after the Initial Closing Date, including:

(i) coordinating with the Service Providers, legal and other professional advisers to monitor the protection of the Issuer Group’s interests and rights and coordinating the execution of documentation required at closings;

(ii) providing qualified personnel to provide administrative support (including the preparation of any certificates required pursuant to the Servicing Agreement and the Indenture) at the closings in connection with the acquisition of Pledged Shares, Pledged Beneficial Interests, Pledged Membership Interests and/or Aircraft under the Asset Purchase Agreement, sales or re-leases of the Aircraft and the acquisition of any Additional Aircraft, if required (it being understood that the Administrative Agent will not be obligated to provide legal counsel or legal or technical services to the Issuer Group);

(iii) coordinating with the Issuer Group and the Service Providers and assisting in the management of the closing process with the goal of having closings occur on a timely basis;

(iv) providing all necessary administrative support to complete any documentation and other related matters; and

(v) appointing counsel and other professional advisers to represent the Issuer Group in connection with any such closings;

(e) based on information produced or provided to it, preparing, filing and/or distributing, with the assistance of outside counsel and auditors or other professional advisors, if appropriate, all reports to be prepared, filed and/or distributed by any Issuer Group Member or its governing bodies, subject to the approval of the Board in the case of any annual information statement or quarterly information statement, including:

(i) filings (including, without limitation, Uniform Commercial Code filings, filings with the FAA and filings pursuant to the Cape Town Convention) that, to the knowledge of the Administrative Agent, any Issuer Group Member is required to make in various jurisdictions and preparing such filings or monitoring counsel and advisers in connection with the preparation and filing of such materials;

(ii) reports required or recommended by the Board to be distributed to investors (including press releases), and managing investor relations on behalf of the Issuer Group, and preparing or arranging for the preparation and distribution of such reports at the Issuer Group’s expense; and

(iii) reports, that, to the knowledge of the Administrative Agent after reasonable inquiry, are required to be filed with any Governmental Authorities, and preparing on behalf of any Issuer Group Member, or arranging for the preparation of, and arranging for the filing of any reports that, to the knowledge of the Administrative Agent, are required to be prepared for, and/or filed with, any other entity in order for such Issuer Group Member not to be in violation of Applicable Law or any applicable covenants;

(f) with respect to amendments:

(i) reporting to the Board on the substance of any proposed amendments to any Related Documents known to the Administrative Agent; and

(ii) subject to approval by the appropriate controlling trustees or board, coordinating with the Issuer Group’s legal counsel, the other parties thereto and their counsel the preparation and execution of any amendments to the Related Documents (other than amendments relating to the Aircraft or the Lease Documents);

(g) to the extent reasonably requested by the Servicer, coordinating and providing assistance on behalf of the Issuer Group with the Servicer in the performance of the Servicer’s obligations under the Servicing Agreement;

(h) providing assistance to the Issuer with respect to matters for which action by the Issuer is required under the Servicing Agreement or the Indenture, including such assistance that may be necessary for the Issuer to:

(i) comply with Sections 6.08, 7.03(a)(i) and 7.04 of the Servicing Agreement;

(ii) comply with Sections 5.02, 5.03 and 6.11 of the Indenture;

(iii) provide such instructions to the Servicer as the Servicer may require in interpreting the Indenture, the Concentration Limits and Annex 2 to the Servicing Agreement;

(iv) direct the Servicer to amend the minimum hull and liability insurance coverage amounts in accordance with Annex l to the Servicing Agreement;

(v) direct the Servicer as to whether settlement offers received by the Servicer with respect to claims for damage or loss in excess of $2,000,000 with respect to an Aircraft Asset are acceptable;

(vi) review and request such periodic and other reports as the Servicer is obligated to provide under the Servicing Agreement;

(vii) provide the Servicer with such information as the Servicer may reasonably request in connection with the Concentration Limits and certify to the Servicer whenever the proposed Aircraft-related transactions will result in the violation of such Concentration Limits; and;

(viii) advise the Servicer as required by Section 3(c) of Schedule 2.02(a) of the Servicing Agreement (“Schedule 2.02(a)”).

(i) informing the Board and the Policy Provider as soon as is reasonably practicable if the Administrative Agent believes that (i) net revenues generated by the Leases will be insufficient to satisfy the payment obligations of the Issuer Group and (ii) an Event of Default will result from such insufficiency, and to advise the Board as to any appropriate action to be taken (subject to the provisions of the Related Documents) with respect to such insufficiency to avoid an Event of Default, if it is possible to do so, and informing the Policy Provider of any action proposed to be taken;

(j) determining whether it is necessary or appropriate at any time that the Issuer make a drawing under any back-up letter of credit of which the Issuer is the beneficiary and, if so, to administer such drawing on the Issuer’s behalf;

(k) assisting in compliance by each Issuer Group Member with its obligations under Section 2.07 of the Security Trust Agreement with respect to the Non-Trustee Accounts, including notifying and instructing each Obligor (as defined in the Security Trust Agreement) to make payments directly to a Non-Trustee Account and seeking to procure bank consent letters in respect of such Non-Trustee Account;

(l) providing all necessary assistance and information reasonably available to the Administrative Agent to legal and other professional advisers to the Issuer Group in connection with any claim, action, proceeding or petition brought against any Issuer Group Member;

(m) establishing and maintaining on behalf of the Issuer a website and arrange for the publication thereon of all reports and other documents required or recommended by the Board to be distributed to investors;

(n) preparing, in a timely manner, the reports required by Section 2.14 of the Indenture based upon information supplied to the Administrative Agent by the Service Providers, where applicable, and providing such reports to the Trustee and the other Persons indicated in that section;

(o) preparing and providing to Moody’s and Fitch on the fifth Business Day immediately following each Payment Date (or to the extent impracticable, promptly thereafter) a written report substantially in the form of Exhibit A attached hereto covering the period from the end of the last such report (or, with respect to the initial report, the Closing Date) to such Payment Date, based upon information supplied to the Administrative Agent by the Servicer under the Servicing Agreement; and

(p) preparing and providing to the Policy Provider written reports on a monthly basis, covering the period from the last Calculation Date preceding the last such report, if any, through such Calculation Date, setting forth (i) the debt service coverage ratio computation (applicable to months 37 through 60) and (ii) the amount of monies being held for aircraft conversions and the portion related to debt contribution and the amount related to equity contribution, as well as written reports on a quarterly basis, within forty-five days after the end of each calendar quarter with respect to such calendar quarter, setting forth swap details, including the relevant notional amounts, start dates, expiry dates, and swap rates. So long as the Administrative Agent is an affiliate of the Servicer, the obligation of the Administrative Agent under this item (p) can be satisfied by inclusion of this information in a report by the Servicer.

Section 2.04 Accounting Services. The Administrative Agent hereby agrees to perform and provide the following accounting services:

(a) Budgeting Process. The Administrative Agent shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Administrative Agent and information provided by the Service Providers and the Issuer Group and subject to the review and direction of the relevant Issuer Group Member:

(i) in respect of each Year during the term of the Servicing Agreement (other than with respect to the fiscal year commencing on the Initial Closing Date), and on behalf of the Issuer Group, prepare and deliver to the Issuer and the Servicer, no later than the November 30th immediately preceding the commencement of such Year a proposed Lease Operating Budget and a proposed Aircraft Asset Expenses Budget for such Year together with reasonably detailed supporting information and the assumptions underlying such proposed Lease Operating Budget and Aircraft Asset Expenses Budget, such proposed Lease Operating Budget and Aircraft Asset Expenses Budget to be based, in part, on the information provided by the Servicer pursuant to Section 7.03(c) of the Servicing Agreement;

(ii) on behalf of the Issuer Group, review, discuss and negotiate with the Servicer such proposed Lease Operating Budgets and Aircraft Asset Expenses

Budgets, and make such adjustments proposed by the Servicer as the Administrative Agent, in consultation with the Board and with due regard for current market conditions, may deem appropriate; and

(iii) submit to the Servicer promptly following approval by the Issuer the Approved Budgets together with reasonably detailed information regarding the Issuer’s underlying assumptions and provide a copy of such Approved Budgets to the Policy Provider.

(b) Management Accounts and Financial Statements. The Administrative Agent shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Administrative Agent and information provided by the Service Providers and the Issuer Group:

(i) establish an accounting system and maintain the accounting ledgers of and for each Issuer Group Member in accordance with GAAP unless otherwise required by Applicable Law and specified by the Board (collectively, the “Ledgers”);

(ii) prepare and deliver to the Issuer, Policy Provider and the Initial Liquidity Facility Provider (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 90 days after the end of such Year), with respect to the Issuer Group, on a consolidated basis, a draft balance sheet and draft statement of changes in shareholders’ equity or residual trust interest as of the end of each Quarter and Year, as applicable, and draft statements of income and cash flows for each Quarter and Year, as applicable (the “Consolidated Quarterly Draft Accounts”);

(iii) prepare and deliver to the Issuer, Policy Provider and the Initial Liquidity Facility Provider (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 90 days after the end of such Year), with respect to the Issuer Group on a combined basis and such of the Issuer Group Members as specified by the Board in a written schedule provided to the Administrative Agent (which schedule may be updated by the Board to the Administrative Agent delivered at least 30 days prior to the commencement of the relevant Quarter) a draft balance sheet and statement of changes in shareholders’ equity or residual trust interest as of the end of each Quarter and Year, as applicable, with respect to such Issuer Group Member and draft statements of income and cash flows for such Quarter and Year, as applicable (the “Consolidating Quarterly Draft Accounts” and, together with the Consolidated Quarterly Draft Accounts the “Draft Accounts”). The Board shall specify the applicable legal requirements mandating the preparation of such Consolidating Quarterly Draft Accounts in the written schedule provided to the Administrative Agent pursuant to this section;

(iv) as required by the Board, arrange and manage the quarterly review of the Draft Accounts by the Issuer Group’s auditors;

(v) arrange for, coordinate with and assist the Issuer Group’s auditors in preparing annual audits;

(vi) arrange for the preparation of and arrange for the filing of the Issuer Group’s tax returns in conjunction with the Issuer Group’s tax advisers after submission to the Board to the extent required by the Board or Applicable Law;

(vii) liaise with the Servicer for the purpose of preparing the monthly and quarterly reports in accordance with Section 9 of Schedule 2.02(a) to the Servicing Agreement;

(viii) compare the expected cash flows of the Issuer Group and the budgets to actual results; and

(ix) review and approve all disbursements requested by the Servicer under Section 7.3 of Schedule 2.02(a) of the Servicing Agreement.

(c) Other Reports. The Administrative Agent shall prepare the Draft Accounts in accordance with GAAP unless otherwise required by Applicable Law and specified by the Board. In connection with the preparation of the Consolidated Quarterly Draft Accounts, the Administrative Agent will, provide to the Board, at such times as the Board may require, a review report (as defined by the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants) of the Issuer Group’s independent public accountants with respect to the financial statements of such Issuer Group Members for, or as of the end of, such Quarter, including in such report such accountants’ statement that, based on its review of such financial statements, it is not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with GAAP or other applicable accounting principles; [provided that, with respect to such financial statements for, or as of the end of, any Quarter (other than the last Quarter of any Year), in the event that the Issuer Group does not include (or cause to be included) any material disclosure required by GAAP or other applicable accounting principles to be included within footnotes to such financial statements, such review report may be qualified solely by stating that the only modification that should be made to such financial statements in order for them to be in conformity with GAAP or other applicable accounting principles is the inclusion of such disclosure.]

(d) Instructions. The Administrative Agent shall be entitled to request instructions from the Board as to general guidelines or principles to be followed in preparing Draft Accounts and as to amending or supplementing any such guidelines or principles.

Section 2.05 Additional Services. The Administrative Agent will provide additional Issuer Group Services reasonably requested by the Board, including (a) providing assistance to the Hedge Provider as reasonably requested and (b) undertaking efforts to avoid any adverse change in the tax status of any Issuer Group

Member. In addition, upon a request by any Issuer Group Member, the Administrative Agent will take such other actions as may be appropriate to facilitate such Issuer Group Member’s business operations and assist the relevant board of directors or controlling trustees in carrying out their obligations; provided that the Administrative Agent will not be obligated or permitted to take any action that might reasonably be expected to result in the business of such Issuer Group Member ceasing to be separate and readily identifiable from, and independent of, the Administrative Agent, and any of its Affiliates. The obligation to provide such additional services shall be subject to reaching an agreement on compensation therefor and to the consent of the Policy Provider.

Section 2.06 Additional Aircraft. In the event that the Issuer Group shall acquire any Additional Aircraft, the Board may request that the Administrative Agent provide the same Issuer Group Services with respect to all such Additional Aircraft.

Section 2.07 New Subsidiaries. The Administrative Agent shall be responsible for coordinating with outside legal counsel, auditors, tax advisers and other professional advisers with respect to all company and administrative matters relating to the formation, operation, company affairs and related matters with respect to all Subsidiaries which are or may become members of the Issuer Group, including identifying such outside advisers, a potential company secretary and candidates for director or trustee to the extent necessary, and shall be permitted to incur expenses in respect of such Subsidiaries without the Issuer Group’s consent up to such aggregate amount as shall be authorized by the Board from time to time. To the extent that the Administrative Agent shall deem it necessary or desirable (or shall have been instructed by the Servicer that it is necessary or advisable) in order for the Issuer Group to carry on its business, the Administrative Agent shall have the authority to assist in the formation of new Subsidiaries of the Issuer. The Administrative Agent and its personnel may act as company secretary for any Subsidiary of the Issuer.

Section 2.08 The Issuer Group Responsibility. (a) The obligations of the Administrative Agent hereunder are limited to those matters that are expressly the responsibility of the Administrative Agent in accordance with the terms of this Agreement. Notwithstanding the appointment of the Administrative Agent to perform the Issuer Group Services, each Issuer Group Member shall remain responsible for all matters and decisions related to its business, operations, assets and liabilities.

(b) Without derogating from the authority and responsibility of the Administrative Agent with respect to the performance of certain of the Issuer Group Services as set forth in this Agreement, it is hereby expressly agreed and acknowledged that the Administrative Agent is not authorized or empowered to make or enter into any agreement, contract or other legally binding arrangement, in respect of or relating to the business or affairs of any Issuer Group Member, or pledge the credit of, incur any indebtedness on behalf of or expend any funds of any Issuer Group Member other than as expressly permitted in accordance with the terms of this Agreement, all such authority and power being reserved to the appropriate Issuer Group Member or the Security Trustee, as the case may be.

Section 2.09 Treaty Benefits. The Administrative Agent hereby agrees that in the event that as of [October 31] of each year, the aggregate number of Babcock & Brown Air Limited’s (“B&B Air”) common shares (including ADSs) traded (the “Trading Activity”) during that year on one or more recognized stock exchanges (within the meaning of Article 23 (the “LOB Article”) of the income tax treaty between the United States and Ireland (the “Treaty”)) is reasonably expected to be less than [7]% of the average number of common shares outstanding during that year, the Administrative Agent shall, to the extent feasible and to the extent such action does not cause a breach under the Indenture or any Related Document, take all commercially reasonable efforts on behalf of the Issuer (in its capacity as Administrative Agent) necessary to cause the Issuer and its subsidiaries to be entitled to the benefit of the Treaty with respect to rental income from U.S. sources; provided that if B&B Air or the Issuer or other applicable subsidiary of B&B Air has received a determination by the U.S. competent authority (within the meaning of the LOB Article) to the effect that the Issuer and its subsidiaries are entitled to the benefit of the Treaty with respect to rental income from U.S. sources ( a “Determination”), the Administrative Agent shall not be required to take any such efforts. The Administrative Agent shall monitor, or cause to be monitored, the Trading Activity as of the end of each calendar quarter and reflect the results of such monitoring in the quarterly reports of the Issuer prepared under Section 2.14 of the Indenture. It is expected such efforts shall include, without limitation, the following: (i) BBAM transfers or seconds to B&B Air a sufficient number of employees to perform the following functions with respect to aircraft of the Issuer or its subsidiaries that are on lease for use within the United States as well as, potentially, other aircraft of the Issuer and its subsidiaries: (A) sales, marketing and lease management; (B) technical, maintenance and inspection services; and (C) financial and valuation services; and (ii) BBAM makes available administrative personnel for recordkeeping and other ministerial functions, to B&B Air, in each case, for arm’s length consideration and otherwise on arm’s length terms. Following the implementation of the efforts outlined above, the Administrative Agent shall deliver to the Issuer, the Rating Agencies and the Policy Provider, an opinion of recognized U.S. federal income tax counsel that the Issuer and its subsidiaries should be treated as entitled to the benefit of the Treaty with respect to rental income from U.S. sources. Any action taken by the Administrative Agent pursuant to this Section 2.09 to cause the Issuer to be entitled to the benefits of the Treaty shall be subject to Rating Agency Confirmation (as defined in the Indenture). This section shall apply to any successor Administrative Agent appointed under Article VII hereunder.

ARTICLE III

STANDARD OF PERFORMANCE; LIABILITY AND INDEMNITY

Section 3.01 Standard of Performance. The Administrative Agent will devote the same amount of time and attention to, and will be required to exercise the same level of skill, care and diligence in the performance of, its services as it would if it were administering such services on its own behalf and perform the services required hereunder consistent with customary practices of an administrative agent that provides comparable services for a securitization of commercial jet aircraft and related assets (the “Standard of Performance”).

Section 3.02 Liability and Indemnity. (a) The Administrative Agent shall not be liable for any Losses or Taxes to or of, or payable by any Issuer Group Member at any time from any cause whatsoever or any Losses or Taxes directly or indirectly arising out of or in connection with or related to the performance by the Administrative Agent of this Agreement unless (i) such Losses or Taxes are the result of the Administrative Agent’s (or any Administrative Agent Delegate’s) own gross negligence, recklessness, willful misconduct, deceit or fraud or that of any of its directors, officers or employees, as the case may be or (ii) such Losses are directly caused by any representation or warranty by the Administrative Agent set forth in Section 4.02 having proven to be false on the date hereof or a breach by the Administrative Agent of the express terms of this Agreement.

(b) Notwithstanding anything to the contrary set forth in any other agreement to which any Issuer Group Member is a party, the Issuer and the other Issuer Group Members do hereby assume liability for and do hereby jointly and severally agree to indemnify, reimburse and hold harmless on an After-Tax Basis the Administrative Agent and each Administrative Agent Delegate and their respective directors, officers, employees and agents and each of them from any and all Losses or Taxes that may be imposed on, incurred by or asserted against any of them arising out of, in connection with or related to the Administrative Agent’s performance under this Agreement (including any Losses or Taxes incurred by any of them as a result of indemnifying any Person to whom it shall have delegated its obligations hereunder in accordance with Section 8.01 hereof, but only to the extent the Administrative Agent would have been indemnified had it performed such obligations), except as a result of the gross negligence, recklessness, willful misconduct, deceit or fraud of the Administrative Agent (or any Administrative Agent Delegate) or any of its directors, officers or employees or as a result of any representation or warranty by the Administrative Agent set forth in Section 4.02 having proven to be false on the date hereof or a breach by the Administrative Agent of the express terms of this Agreement. This indemnity shall expressly inure to the benefit of any director, officer, agent or employee of the Administrative Agent now existing or in the future and to the benefit of any successor of the Administrative Agent and shall survive the expiration of this Agreement. This indemnity shall not apply to:

(i) Taxes imposed on net income by the revenue authorities of Ireland or Bermuda in respect of any payment by any Issuer Group Member to the Administrative Agent due to the performance of the Issuer Group Services; and

(ii) Taxes imposed on net income of the Administrative Agent by any Government Authority other than the revenue authorities of Bermuda or Ireland to the extent such Taxes would not have been imposed in the absence of any connection of the Administrative Agent with such jurisdiction imposing such Taxes other than any connection that results from the performance by the Administrative Agent of its obligations under this Agreement.

(c) The Administrative Agent agrees to indemnify, reimburse and hold harmless on an After-Tax Basis the Policy Provider and the Holders of the Notes for any Losses whatsoever which they or any of them may incur or be subject to in consequence of (x) the performance of the Issuer Group Services to the extent such Losses arise due to the willful misconduct, recklessness, gross negligence, deceit or fraud of the Administrative Agent (or any Administrative Agent Delegate) or any of its directors, officers or employees, as the case may be, (y) a breach by the Administrative Agent (or any Administrative Agent Delegate) of the express terms of this Agreement (other than the performance of the Issuer Group Services but including the undertakings in Section 4.01 hereof) and (z) any representation or warranty by the Administrative Agent set forth in Section 4.02 hereof having proven to be false on the date hereof; provided that this indemnity shall not apply and the Administrative Agent shall have no liability in respect of Losses to the extent that they arise from (i) the gross negligence, willful misconduct, deceit or fraud of any Issuer Group Members or their respective directors, trustees or agents, (ii) any breach by the Administrative Agent of its obligations under this Agreement to the extent such breach is a result of a Service Provider’s failure to perform its obligations to the Issuer Group or a failure by the Issuer Group to comply with its obligations under this Agreement, (iii) any action that the Issuer Group requires the Administrative Agent to take pursuant to a direction but only to the extent that the Administrative Agent takes such action in accordance with such direction and in accordance with the provisions hereof, (iv) a refusal by the Issuer Group to take action upon a recommendation made in good faith by the Administrative Agent in accordance with the terms hereof or (v) in the case of Losses incurred by the Holders of the Notes, this indemnity shall be only for Losses that adversely affect the timing or amount of payments on the Notes.

(d) The Administrative Agent agrees to indemnify, reimburse and hold harmless on an After-Tax Basis each of the Trustee, the Security Trustee and the Operating Bank and their respective trustees, directors, officers and agents for any Losses whatsoever which they or any of them may incur or be subject to in consequence of any breach of the terms of this Agreement by the Administrative Agent (or any Administrative Agent Delegate), the failure of any representation or warranty of the Administrative Agent set forth in Section 4.02 hereof to be true and correct on the date hereof or the willful misconduct, recklessness, gross negligence, deceit or fraud of the Administrative Agent (or any Administrative Agent Delegate) or any of its directors, officers or employees, as the case may be; provided, however, that this indemnity shall not apply and the Administrative Agent shall have no liability in respect of Losses to the extent that they arise from (i) the gross negligence, willful misconduct, deceit or fraud of the Trustee or Security Trustee, or their respective directors, trustees or agents, (ii) any breach by the Administrative Agent of its obligations under this Agreement to the extent such breach is solely a result of a Service Provider’s failure to perform its obligations to the Issuer Group or a failure solely by the Issuer Group to comply with its obligations under this Agreement, (iii) any action that the Trustee or the Security Trustee requires the Administrative Agent to take pursuant to a direction but only to the extent that the Administrative Agent takes such action in accordance with such direction and in accordance with the provisions hereof or (iv) a refusal by the Trustee or the Security Trustee to take action upon a recommendation made in good faith and consistent with the provisions relating to the Trustee or the Security Trustee under the Related Documents by the Administrative Agent in accordance with the terms hereof.

(e) The Administrative Agent, the Issuer and the other Issuer Group Members, the Trustee and the Security Trustee acknowledge and agree that the terms of this Agreement contemplate that the Administrative Agent shall receive the Relevant Information in order for the Administrative Agent to make required credit and debit entries and to make the calculations and supply the information and reports required herein, and that the Administrative Agent will do the foregoing if and to the extent such information is so provided by such relevant parties and on the basis of such information, without undertaking any independent verification or recalculation of such information.

ARTICLE IV

ADMINISTRATOR UNDERTAKINGS

Section 4.01 Administrative Agent Undertakings. The Administrative Agent hereby covenants with the Issuer Group that during the term of this Agreement it will conduct its business such that it is a separate and readily identifiable business from, and independent of, each Issuer Group Member and further covenants as follows:

(a) if the Administrative Agent receives any money whatsoever, which money belongs to any Issuer Group Member, the Trustee or the Security Trustee or is to be paid to any Issuer Group Member, the Trustee or the Security Trustee or into any account pursuant to any Related Document or otherwise, it will hold such money in trust for such Issuer Group Member, the Trustee or the Security Trustee, as the case may be, and shall keep such money separate from all other money belonging to the Administrative Agent and shall as promptly as practicable thereafter pay the same into the relevant account in accordance with the terms thereof without exercising any right of setoff it may have;

(b) it will comply with any proper directions, orders and instructions which any Issuer Group Member may from time to time give to it in accordance with the provisions of this Agreement and the Indenture; provided that during the continuance of any Event of Default of which the Administrative Agent has received written notice from any party to a Related Document or of which the Administrative Agent is otherwise aware, the Administrative Agent shall comply only with the instructions of the Security Trustee as to all Issuer Group Services;

(c) it will not knowingly fail to comply with any legal requirements in any material respect in the performance of the Issuer Group Services;

(d) it will make all payments required to be made by it at any time and from time to time pursuant to this Agreement on the required date for payment thereof and shall turn over any amounts owed to the Security Trustee, the Issuer, any other Issuer Group Member or the Trustee without set-off or counterclaim;

(e) it will not take any steps for the purpose of procuring the appointment of any administrative receiver or the making of an administrative order or for instituting any bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any like proceedings under the laws of any jurisdiction in respect of any Issuer Group Member or in respect of any of their respective liabilities, including, without limitation, as a result of any claim or interest of the Administrative Agent;

(f) it will cooperate with each Issuer Group Member and its respective trustees, directors, officers and agents (with respect to the Issuer Group Services when no Event of Default, of which the Administrative Agent has received written notice from any party to a Related Document or of which the Administrative Agent is otherwise aware, has occurred and is continuing) and the Policy Provider, the Security Trustee and the Trustee (with respect to the Issuer Group Services during the continuance of an Event of Default of which the Administrative Agent has received written notice from any party to a Related Document or of which the Administrative Agent is otherwise aware), including by providing such information as may reasonably be requested, to permit such Persons to monitor the Administrative Agent’s compliance with its obligations under this Agreement;

(g) it will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each Issuer Group Member;

(h) it will maintain its assets and liabilities separate and distinct from each Issuer Group Member in such a manner that is not difficult to segregate, identify or ascertain such assets and liabilities;

(i) it will maintain records, books, accounts and minutes separate from those of each Issuer Group Member;

(j) it will pay its obligations in the ordinary course of its business as a legal entity separate from each Issuer Group Member, except as otherwise required or permitted under the Indenture and the Security Trust Agreement;

(k) it will keep its funds separate and distinct from the funds of each Issuer Group Member, and it will receive, deposit, withdraw and disburse such funds separately from the funds of each Issuer Group Member;

(l) it will conduct its business in its own name, and not in the name of any Issuer Group Member;

(m) it will not pay, assume, guarantee or become liable for any debt of, or otherwise pledge its assets for the benefit of, any Issuer Group Member, except as otherwise permitted under the Related Documents;

(n) it will not hold out that it is a division of any Issuer Group Member or that any Issuer Group Member is a division of it;

(o) it will not induce any third party to rely on the creditworthiness of any Issuer Group Member in order that such third party will be induced to contract with the Administrative Agent;

(p) it will correct any misunderstanding known to it regarding its separate identity;

(q) it will maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(r) except with respect to any grantor trust, it will cause its board of directors or managers or its members, as applicable, to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions;

(s) it will not enter into any agreements between it and any Issuer Group Member that are more favorable to either party than agreements that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any Related Documents in effect on the date hereof;

(t) it will (i) forward promptly to the Servicer a copy of any material communication received from any Person in relation to any Lease or Aircraft; (ii) grant such access to the Servicer to its books of account, documents and other records and to its employees as may be reasonably necessary for the Servicer to perform its obligations in respect of any Lease or Aircraft under the Servicing Agreement; provided that the Servicer shall not have access to the minutes of the Administrative Agent’s board meetings and other confidential business information; and (iii) execute and deliver such documents and do such acts and things as the Servicer may reasonably request in order for the Servicer to perform its obligations under the Servicing Agreement;

(u) it shall perform all services in respect of the Aircraft Assets subject to, and in compliance with, the constraints and restrictions set forth in Sections 5.02 and 5.03 of the Indenture; provided that, for the avoidance of doubt, the Administrative Agent shall not be required to meet any of the financial obligations of the Issuer under the Indenture; and

(v) in the case of Babcock & Brown Aircraft Management LLC, it shall cause each of its Affiliates to comply with the covenants contained in clauses (g) through (p), (q), (r) and (s) above fully and with the same force and effect as if such Affiliate were the party making such covenants.

Section 4.02 Representations of the Administrative Agent. The Administrative Agent represents and warrants to the Issuer as follows:

(a) Authority. The Administrative Agent is duly organized and is validly existing and has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by the Administrative Agent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the performance of its obligations contemplated under this Agreement have been or on or before the date of entering into this Agreement will have been duly and properly taken.

(b) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Administrative Agent and constitutes a legal, valid and binding obligation of the Administrative Agent, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflict. None of the execution and delivery of this Agreement by the Administrative Agent or the consummation of the transactions contemplated by this Agreement or performance by the Administrative Agent of any of its obligations under this Agreement, except in each case where such execution, consummation or performance could not reasonably be expected to result in a material adverse effect on the ability of the Administrative Agent to perform its obligations hereunder will (i) violate any provisions of the constituent documents of the Administrative Agent, (ii) violate any order, writ, injunction, judgment or decree applicable to the Administrative Agent or any of its properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, warrant or other similar instrument or any license, permit, material agreement or other material obligation to which the Administrative Agent is a party or by which the Administrative Agent or any of its properties or assets may be bound.

(d) No Necessary Approval. No action, consent or approval by, or filing with, any Governmental Authority or any other regulatory or self-regulatory body, or any other Person, is required in connection with the execution, delivery or performance by the Administrative Agent of this Agreement or the consummation by the Administrative Agent of the transactions contemplated by this Agreement.

Section 4.03 Certain Information. The Administrative Agent agrees to be bound by and perform the obligations of the Administrative Agent set forth in Section 13.04 of the Servicing Agreement.

Section 4.04 Access. The Administrative Agent, at such times as the Policy Provider may reasonably request (in any event not more than an aggregate of one (1) time per Year prior to an Event of Default, and four (4) times per Year after and during the continuance of an Event of Default) shall grant, and shall cause any Administrative Agent delegate to grant, to the Policy Provider and its agents to the extent party to confidentiality agreements reasonably acceptable to the Administrative Agent, access to the documents and other records generated by the Administrative Agent (and in its possession) as part of its services hereunder (exclusive of internal correspondence, approval materials, internal evaluations and similar documents or other records developed by the Administrative Agent or any of its Affiliates for their own use) or by a Lessee and delivered to the Administrative Agent, and related to the Aircraft Assets (copies of which the Policy Provider shall (at its expense) be entitled to take), to enable the Policy Provider and its agents to monitor the performance by the Administrative Agent under this Agreement or to otherwise discharge the Policy Provider’s obligations under Applicable Law. Prior to the occurrence of an Event of Default, the Policy Provider shall pay its own costs and expenses incurred pursuant to this Section 4.04. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall promptly pay the Policy Provider’s out-of-pocket costs and expenses incurred pursuant to this Section 4.04 upon receipt of a written invoice therefor from the Policy Provider. Upon reasonable prior written notice and at reasonable times (in any event not more than an aggregate of one (1) time per Year prior to an Event of Default, and four (4) times per Year after and during the continuance of an Event of Default), the Administrative Agent shall make one or more (such number to be determined by the Administrative Agent in good faith but sole discretion) members of its staff (including one or more members of its senior management) available to attend (including by telephone) meetings with representatives of the Policy Provider.

ARTICLE V

UNDERTAKINGS OF THE ISSUER GROUP

Section 5.01 Cooperation. The Issuer and the other Issuer Group Members shall use commercially reasonable efforts to cause any Service Provider to at all times cooperate with the Administrative Agent to enable the Administrative Agent to provide the Issuer Group Services, including providing the Administrative Agent with all powers of attorney as may be reasonably necessary or appropriate for the Administrative Agent to perform the Issuer Group Services in accordance with this Agreement.

Section 5.02 Information. The Issuer will provide the Administrative Agent with the following information in respect of itself and each other Issuer Group Member:

(a) copies of all Related Documents, including the articles of incorporation, operating agreement, by-laws, trust agreement (or equivalent documents) of each Issuer Group Member, and copies of all books and records maintained on behalf of each such Issuer Group Member;

(b) details of all bank accounts and bank mandates maintained by any Issuer Group Member;

(c) names of and contact information with respect to the Board or board for each Issuer Group Member;

(d) such other information as is necessary to the Administrative Agent’s performance of the Issuer Group Services; and

(e) a copy of any information provided to the Issuer Group pursuant to the Servicing Agreement.

Section 5.03 Scope of Services. (a) In the event that any Issuer Group Member shall enter into any agreement, amendment or other modification of any Lease or any Related Document or shall take any other action that has the effect of increasing in any material respect the scope, nature or level of the Issuer Group Services to be provided under this Agreement (including pursuant to Section 2.05 hereof) without the Administrative Agent’s express prior written consent, the Issuer Group shall so notify the Administrative Agent and the Administrative Agent shall not be obligated to perform the affected Issuer Group Service to the extent of such increase unless and until the Administrative Agent and the Issuer Group shall agree on the terms of such increased Issuer Group Service and the compensation therefor (it being understood that (i) the Administrative Agent shall have no liability to any Issuer Group Member directly or indirectly arising out of, in connection with or related to the Administrative Agent’s failure to perform such increased Issuer Group Service prior to any such agreement and (ii) the Issuer Group shall not be permitted to engage another Person to perform the affected Issuer Group Service without the prior written consent of the Administrative Agent unless the Administrative Agent has indicated it is unable or unwilling to act in respect of the affected Issuer Group Service on the terms offered.

(b) In the event that the Issuer Group shall acquire Additional Aircraft, the Issuer Group shall so notify the Administrative Agent and the Administrative Agent shall be obligated to provide the Issuer Group Services with respect to such Additional Aircraft in accordance with Section 2.06 hereof subject to reaching agreement on additional compensation therefor.

Section 5.04 Ratification. The Issuer and the other Issuer Group Members hereby ratify and confirm and agree to ratify and confirm (and shall furnish written evidence thereof upon request of the Administrative Agent) any act or omission by the Administrative Agent with respect to any Issuer Group Services in accordance with this Agreement in the exercise of any of the powers or authorities conferred upon the Administrative Agent under the terms of this Agreement, it being expressly understood and agreed that none of the foregoing shall have any obligation to ratify and confirm, and expressly does not ratify and confirm, any act or omission of the Administrative Agent in violation of this Agreement, the Standard of Performance or for which the Administrative Agent is obligated (or would be obligated had any Issuer Group Member incurred any Losses) to indemnify any Issuer Group Member under Article III hereof.

Section 5.05 Covenants. Each of the Issuer and the other Issuer Group Members covenants with the Administrative Agent that, during the term of this Agreement, it will conduct its business such that it is a separate and readily identifiable business from, and independent of, the Administrative Agent and any of its Affiliates and further covenants as follows (it being understood that these covenants shall not prevent the Issuer Group from publishing financial statements that are consolidated with those of BABCOCK & BROWN Air Funding I Limited, if to do so is required by Applicable Law or accounting principles from time to time in effect):

(a) it will observe all corporate formalities necessary to remain legal entities separate and distinct from, and independent of, the Administrative Agent, and any of its Affiliates;

(b) it will maintain its assets and liabilities separate and distinct from those of the Administrative Agent in such a manner that is not difficult to segregate, identify or ascertain such assets and liabilities

(c) it will maintain records, books, accounts and minutes separate from those of the Administrative Agent;

(d) it will pay its obligations in the ordinary course of business as a legal entity separate from the Administrative Agent;

(e) it will keep its funds separate and distinct from any funds of the Administrative Agent, and will receive, deposit, withdraw and disburse such funds separately from any funds of the Administrative Agent;

(f) it will conduct its business in its own name, and not in the name of the Administrative Agent;

(g) it will not agree to pay or become liable for any debt of the Administrative Agent, other than to make payments in the form of indemnity as required by the express terms of this Agreement;

(h) it will not hold out that it is a division of the Administrative Agent, or that the Administrative Agent is a division of it;

(i) it will not induce any third party to rely on the creditworthiness of the Administrative Agent in order that such third party will be induced to contract with it;

(j) it will not enter into any transaction between it and the Administrative Agent that are more favorable to either party than transactions that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any agreements in effect on the date hereof (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions);

(k) it will correct any misunderstanding known to it regarding its separate identity;

(l) it will maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(m) it will observe all material corporate or other procedures required under Applicable Law and under its constitutive documents;

(n) except with respect to any grantor trust, cause its board of directors or managers, as applicable, to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions; and

(o) it will observe all material corporate or other formalities necessary to keep its business separate and readily identifiable from, and independent of, each other Issuer Group Member, including keeping the funds, assets and liabilities of each Issuer Group Member separate and distinct from those of each other Issuer Group Member and by maintaining separate records, books, accounts and minutes for each Issuer Group Member.

Section 5.06 Ratification by Subsidiaries. The Issuer hereby undertakes to procure that, if so requested by the Administrative Agent, any subsidiary of the Issuer formed or acquired after the date hereof, shall execute an agreement with the Administrative Agent adopting and confirming, as regards such subsidiary, the terms of this Agreement, and agreeing to ratify anything done by the Administrative Agent in connection herewith on the terms of Section 5.04.

Section 5.07 Organization and Standing. The Issuer is duly incorporated under the laws of Bermuda, and each other Issuer Group Member is duly formed and validly existing and, if relevant, in good standing under the laws of the jurisdiction in which it is legally created or formed. Each of the Issuer and each other Issuer Group Member is in compliance in all material respects with all terms of such Person’s constituent documents.

ARTICLE VI

ADMINISTRATION FEES AND EXPENSES

Section 6.01 Administration Fees. In consideration of the Administrative Agent’s performance of the Issuer Group Services, the Issuer agrees to pay to the Administrative Agent a per annum amount equal to $750,000 (the “Administration Fee”) payable in arrears in equal monthly installments on each Payment Date (until the resignation or removal of the Administrative Agent) for each period commencing on and including the Initial Closing Date (or, thereafter, the last of day of the immediately preceding period) and ending on but excluding the Calculation Date immediately preceding such Payment Date (each such period, a “Fee Period”). If on the Delivery Expiry Date the Sellers have delivered to the Issuer Group fewer than 42 Aircraft, then the Administration Fee for Fee Periods commencing after the Delivery Expiry Date will be a per annum amount equal to the greater of (a) the product of $750,000 and a fraction the numerator of which is the number of Aircraft delivered to the Issuer Group and the denominator of which is 47, and (b) $400,000. The Administration Fee shall be adjusted on each anniversary of the Initial Closing Date for annual cost of living adjustments (based on the consumer price index for the home office of the Administrative Agent) not to exceed 5% in any given year.

Section 6.02 Expenses. (a) The Administrative Agent shall be responsible for all telephone, facsimile and communications costs and expenses directly relating to or associated with the Administrative Agent’s performance of its duties as set forth in this Agreement.

(b) Subject to the provisions of Section 6.02(a), the Issuer Group shall be responsible for the following expenses incurred by the Administrative Agent in the performance of its obligations hereunder (“Reimbursable Expenses”):

(i) reasonable out-of-pocket expenses, including travel, accommodation and subsistence and approved expenditures in respect of insurance coverage for the Administrative Agent;

(ii) expenses expressly authorized by (i) the Board or (ii) any Person to whom such authority has been delegated, other than the Administrative Agent or its Affiliates; and

(iii) expenses expressly authorized pursuant to other provisions of this Agreement including Section 2.04(iv), (v) and (vi).

Section 6.03 Payment of Expenses. No later than each Calculation Date, the Administrative Agent shall deliver a notice to the Issuer Group, setting forth the amounts of Reimbursable Expenses owed to the Administrative Agent pursuant to Section 6.02 of this Agreement through and including such Calculation Date (it being understood that if there are no such expenses the Administrative Agent will be under no obligation to provide such notice).

All fees, expenses (including Reimbursable Expenses) and indemnity payments shall be paid in accordance with the priority of payments set forth in the Indenture. The parties hereto agree that they will have no recourse or claims against the assets of the Issuer Group to the extent that collections and other available funds are insufficient.

ARTICLE VII

TERM; REPLACEMENT OF OR RESIGNATION BY THE ADMINISTRATOR

Section 7.01 Term. This Agreement shall have a term commencing on the Initial Closing Date and expiring on the later of (y) the first date on which there shall have been paid in full all amounts outstanding to be paid under the Notes and any similar obligations of the Issuer issued pursuant to any other indenture or similar agreement, including all obligations then due and payable under the Indenture and all Policy Provider Obligations and (z) the Final Maturity Date.

Section 7.02 Replacement or Resignation. (a) At any time during the term of this Agreement, the Issuer by a Board Resolution, the Security Trustee or the Policy Provider shall be entitled to replace the then existing Administrative Agent, if any of the following events occur:

(i) the termination of the Servicing Agreement pursuant to Section 10.01(b) thereof;

(ii) the Administrative Agent shall fail in any material respect to perform any material Issuer Group Services in accordance with the Standard of Performance or otherwise materially breach any of its obligations under this Agreement and such failure or breach shall have a material adverse effect on the party seeking to replace the Administrative Agent or the Issuer;

(iii) any representation or warranty made by the Administrative Agent under this Agreement or any Related Document to which it is a party shall prove to have been false or misleading in any material respect when made and such misrepresentation shall have a material adverse effect on the party seeking to replace the Administrative Agent or the Issuer or a material adverse effect on the ability of the Administrative Agent to perform its obligations under this Agreement;

(iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Administrative Agent or in respect of a substantial part of the property or assets of the Administrative Agent, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or the Administrative Agent shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 60 days;

(v) the Administrative Agent shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail within 60 days to contest the filing of, any petition described in clause (iv) of this definition, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (D) make a general assignment for the benefit of its creditors; or

(vi) the Administrative Agent ceases, or the Administrative Agent gives notice that it intends to cease, to be actively involved in the aircraft, advisory and management business (whether for aircraft owned by it or its Affiliates or owned by others).

(b) At any time during the term of this Agreement, the Administrative Agent shall be entitled to resign as the Administrative Agent performing the Issuer Group Services on 120 days’ Written Notice to the Issuer, the Security Trustee, the Policy Provider and the Trustee if:

(i) any Issuer Group Member shall fail to pay in full when due (A) any Administration Fee or any Reimbursable Expenses and such failure continues for a period of 30 days, in either case, after the effectiveness of Written Notice from the Administrative Agent of such failure or (B) any other amount payable to the Administrative Agent hereunder, and such failure continues for a period of 60 days after Written Notice from the Administrative Agent of such failure; provided that, in the event the Policy Provider shall timely pay in full the amounts set forth in clauses (A) and (B) hereof (in which case it shall be subrogated to the rights of the Administrative Agent thereto), the Administrative Agent shall not resign pursuant to this clause (i);

(ii) any Issuer Group Member shall fail to perform or observe or shall violate in any material respect any material term, covenant, condition or agreement to be performed or observed by it in this Agreement and such failure continues for a period of 30 days after the Issuer Group and the Policy Provider shall have received notice of such failure (other than with respect to payment obligations referred to in clause (b)(i) of this Section 7.02) and such failure is reasonably likely to have a material adverse effect on the Administrative Agent; or

(iii) the Issuer shall become subject to Competitor Control.

(c) No replacement of the Administrative Agent pursuant to Section 7.02(a) and no resignation by the Administrative Agent pursuant to Section 7.02(b) shall become effective prior to the date on which a successor Administrative Agent, that is not subject to Competitor Control and has otherwise been appointed in accordance with the provisions of this Agreement and the Servicing Agreement, shall have become a party to this Agreement and accepted appointment with respect to all the rights and obligations of the Administrative Agent hereunder as such successor Administrative Agent; provided that in the event that a successor Administrative Agent shall not have been appointed within 90 days after such resignation, the Administrative Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent that is not subject to Competitor Control and has otherwise been appointed in accordance with the provisions of this Agreement and the Servicing Agreement. Upon any such replacement or resignation, the Administrative Agent shall be entitled to the payment of any compensation owed to it hereunder and to the reimbursement of all Reimbursable Expenses incurred in connection with all services rendered by it hereunder, as provided in Section 6 hereof, and for so long as the Administrative Agent is continuing to perform any of the Issuer Group Services, the Administrative Agent shall be entitled to continue to be paid all amounts due to it hereunder, net of any amounts that shall have been finally adjudicated by a court of competent jurisdiction to be owed by the Administrative Agent to the Issuer Group or not to be due to the Administrative Agent, until a successor Administrative Agent shall have been appointed and shall have accepted such appointment.

Section 7.03 Consequences of Replacement or Resignation. (a) Notices. (i) Following the replacement or resignation of the Administrative Agent pursuant to Section 7.01 or 7.02, the Administrative Agent will promptly forward to the Issuer Group any notices in respect of the Issuer Group Services received by it during the year immediately following the replacement and resignation of the Administrative Agent pursuant to this Agreement.

(ii) The Issuer Group will notify promptly any relevant third party, including each Rating Agency, the Policy Provider, the Security Trustee, the Trustee, the Cash Manager and the Servicer, of the replacement and resignation of the Administrative Agent pursuant to this Agreement and will request that any such notices and accounting reports and communications thereafter be made or given directly to the entity engaged to serve as Administrative Agent, and to the other parties hereto.

(b) Accrued Rights. The replacement and resignation of the Administrative Agent pursuant to this Agreement shall not affect the respective rights and liabilities of any party accrued prior to such termination in respect of any prior breaches hereof or otherwise.

(c) Replacement. If the Administrative Agent is replaced or resigns, the Administrative Agent will cooperate with any person appointed to perform the relevant Issuer Group Services, including providing such person with all information and documents reasonably requested.

Section 7.04 Survival. Notwithstanding any replacement or resignation of the Administrative Agent or the expiration of this Agreement, the obligations of the Issuer Group and the Administrative Agent under Section 3.02, of the Administrative Agent under Section 4.01(e) (so long as the Notes are outstanding or any amounts owed to the Policy Provider remain outstanding), 4.01(a), (g) through (s) and the first paragraph of such section, 7.03 and 9.11, and of the Issuer Group Members under Section 5.05 shall survive such replacement or resignation of the Administrative Agent or expiration, as the case may be.

ARTICLE VIII

ASSIGNMENT AND DELEGATION

Section 8.01 Assignment and Delegation. (a) Except as provided in subsection (b) below, no party to this Agreement shall assign or delegate or otherwise subcontract this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld) and, in the case of an assignment or delegation by the Administrative Agent, the consent of the Servicer (which consent shall not be unreasonably withheld); provided that the Issuer Group Members may assign their rights hereunder to the Security Trustee for the benefit of the Secured Parties under the terms of the Security Trust Agreement. Notwithstanding the foregoing, the Administrative Agent is entitled to delegate or subcontract all or a portion of the Issuer Group Services to any entity (a “Administrative Agent Delegate”); provided that the Administrative Agent shall remain primarily liable hereunder. The Servicer and the Policy Provider shall be notified of any delegation or subcontracting to a Administrative Agent Delegate, and shall be entitled to deal with and rely upon such Administrative Agent Delegate as the Administrative Agent in respect of the portion of the Issuer Group Services so delegated to such Administrative Agent Delegate.

(b) The Administrative Agent may assign its right to receive compensation for the performance of all or any part of the Issuer Group Services.

(c) Without limiting the foregoing, any Person who shall become a successor by assignment or otherwise of any party hereto shall be required as a condition to the effectiveness of any such assignment or other arrangement to become a party to this Agreement.

(d) The Administrative Agent hereby acknowledges that the Issuer and the other Issuer Group Members have granted a security interest to the Security Trustee under the Security Trust Agreement in all of the Issuer Group’s rights, title and interest in, to and under this Agreement, and agrees that all of the Issuer Group’s rights may be exercised by the Security Trustee at the direction of the Controlling Party, to the exclusion of the Issuer and any other person in the Issuer Group following written notice to the Administrative Agent by the Trustee or the Policy Provider of the occurrence and continuance of an Event of Default (whether or not any other remedial action is or has been taken, including, but not limited to, the delivery of a Default Notice under the Indenture) and such right shall continue so long as such Event of Default shall continue. The Administrative Agent hereby consents to such grant of a security interest.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by this Agreement to be given to any Person shall be in writing, and any such notice shall become effective ten (10) days after being deposited in the mails, certified or registered, return receipt requested, with appropriate postage prepaid for first class mail, or if delivered by hand or courier service or in the form of a facsimile, when received (and, in the case of a facsimile, receipt of such facsimile is confirmed to the sender), and shall be directed to the address or facsimile number of such Person set forth below:

If to the Issuer and the other Issuer Group Members, to:

Babcock & Brown Air Funding I Limited

c/o Babcock & Brown Aircraft Management (Europe) Limited

West Pier

Dun Laoghaire

County Dublin

Ireland

Attention: Company Secretary

Fax: (353) 1-231-1901

Telephone: (353) 1-231-1900

if to the Administrative Agent, to:

Babcock & Brown Air Management Co Limited

West Pier, Dun Laoghaire

County Dublin

Ireland

Fax: (353) 1-231-1901

Telephone: (353) 1-231-1900

if to the Trustee or the Security Trustee, to:

Deutsche Bank Trust Company Americas

60 Wall Street, 26th Floor

MSNYC60-2606

New York, NY 10005

Attention: Lou Bodi

Fax: 212-797-8606

if to the Policy Provider, to:

[AMBAC Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: Surveillance

Fax: (212) 208-3527

and if to the Servicer, to: ]

Babcock & Brown Aircraft Management (Europe) Limited

West Pier

Dun Laoghaire

County Dublin

Ireland

Attention: Company Secretary

Fax: (353) 1-231-1901

Telephone: (353) 1-231-1900

and to:

Babcock & Brown Aircraft Management LLC

6th Floor

2 Harrison Street

San Francisco, California 74106

Attention: General Counsel

Fax: (415) 512-1515

Telephone: (415) 267-1500

From time to time any party to such agreement may designate a new address or number for purposes of notice thereunder by notice to each of the other parties thereto. In connection with the performance of their respective duties under the Related Documents, the Administrative Agent, the Cash Manager and the Servicer may give notices, consents, directions, approvals, instructions and requests to, and otherwise communicate with, each other using electronic means, including email transmission to such email addresses as each such party shall designate to the other parties, and, if necessary or if requested by the other party or parties, with an “electronic signature” or other “electronic record” (as such terms are defined in the New York State Electronic Signatures and Records Act).

Section 9.02 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 9.03 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.04 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.05 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The Servicer is an express third party beneficiary of this Agreement and may enforce the provisions hereof directly for its benefit.

Section 9.06 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.07 Table of Contents; Headings. The table of contents and headings of the various articles, sections and other subdivisions of such agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of such agreement.

Section 9.08 Amendments. This Agreement may not be amended, supplemented or otherwise modified except in a writing executed by all parties hereto. To the extent that so doing would, directly or indirectly, affect the Servicer’s rights, obligations or liabilities (or potential liabilities) under this Agreement or the Servicing Agreement, this Agreement may not be amended without the consent of the Servicer. Prior to the execution of any such amendment, supplement or modification, the Security Trustee, the Policy Provider and the Trustee shall be entitled to receive an Officer’s Certificate to the effect that all conditions precedent to such amendment, modification or supplement, if any, have been satisfied.

Section 9.09 No Partnership. (a) It is expressly recognized and acknowledged that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any Issuer Group Member or Members on the one part and the Administrative Agent on the other part. It is also expressly understood that any actions taken on behalf of any Issuer Group Member by the Administrative Agent shall be taken as agent for such Issuer Group Member, either naming the relevant Issuer Group Member, or naming the Administrative Agent as agent for an undisclosed principal. No Issuer Group Member shall hold itself out as a partner of the Administrative Agent, and the Administrative Agent will not hold itself out as a partner of any Issuer Group Member.

(b) The Administrative Agent shall not have any fiduciary duty or other implied obligations or duties to any Issuer Group Member, any Lessee or any other Person arising out of this Agreement.

Section 9.10 Concerning the Security Trustee and the Trustee. It is expressly understood and agreed that neither the Security Trustee nor the Trustee shall have any liability in respect of the appointment, performance or nonperformance of the Administrative Agent, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under such parties.

Section 9.11 Restrictions on Disclosure. The Administrative Agent agrees that it shall not, prior to the termination or expiration of this Agreement or within the three (3) years after such termination or expiration, disclose to any Person any information stated in writing by an Issuer Group Member or the Servicer to be confidential or proprietary, whether of a technical, financial, commercial or other nature, received directly or indirectly from the Issuer Group or the Servicer regarding the Issuer Group or the Servicer or their respective businesses or the Aircraft.

Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Administrative Agent from sources other than an Issuer Group Member or the Servicer, (ii) disclosure of any and all information (A) if required to do so by any Applicable Law, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s business or that of its affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement (including, for the avoidance of doubt, the Form F-1 Registration Statement under the Securities Act of 1933 on behalf of Babcock & Brown Air Limited No. 333-[               ] filed on June 15, 2007 as amended) or contract or other document pertaining to the transactions contemplated by this Agreement approved in advance by any Issuer Group Member or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Administrative Agent having a need to know the same, provided that the Administrative Agent advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by any Issuer Group Member or the Servicer.

Section 9.12 Power of Attorney. The Issuer shall, on its behalf and on behalf of each of the Issuer Group Members, appoint the Administrative Agent and its successors, and its permitted designees and assigns, as its and each of the relevant Issuer Subsidiaries’ true and lawful attorney-in-fact pursuant to the form of Power of Attorney attached as Schedule 2 to this Agreement (with such modifications as are necessary under the laws of the jurisdictions in which such Persons are organized). The Administrative Agent shall be entitled to seek and obtain from the Issuer (and/or any other Issuer Group Member as appropriate) a power of attorney in respect of the execution of any specific action as the Administrative Agent requests which is required in connection with the Issuer Group Services.

Section 9.13 No Petition. The Administrative Agent shall not take any steps for the purposes of procuring the appointment of any administrative receiver or the making of any administrative insolvency order or for instituting any bankruptcy, organization, arrangement, insolvency, winding up, liquidation, composition or any like proceeding under the insolvency laws of any jurisdiction in respect of the Issuer or any other Issuer Group Member.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

BABCOCK & BROWN AIR FUNDING I LIMITED, as the Issuer
By:
Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as the Security Trustee and the Trustee
By:
Name: Eileen M. Hughes Title: Vice President

By:
Name: Louis Bodi Title: Vice President

BABCOCK & BROWN AIR MANAGEMENT CO LIMITED, as the Administrative Agent
By:
Name: Title:

AMBAC ASSURANCE CORPORATION, as the Policy Provider
By:
Name: Title:

[Name of Issuer Subsidiary] By: WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION not in its individual capacity but solely as Owner Trustee
By:
Name: Title:

SCHEDULE I

ACCOUNTS

ACCOUNT NAME	ACCOUNT NUMBER
BABCOCK & BROWN AIR FUNDING I LIMITED COLLECTION ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED LESSEE FUNDED ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED SECURITY DEPOSIT ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED EXPENSE ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED CLASS G1 NOTE ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED AIRCRAFT PURCHASE ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED CAPITAL ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED LIQUIDITY FACILITY ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED CLASS B SHARE ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED LIMITED BUDGETED CASH ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED INITIAL LIQUIDITY PAYMENT ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED LIMITED RENTAL ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED AIRCRAFT CONVERSION ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED REDEMPTION ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED REFINANCING ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED BUDGETED CASH ACCOUNT
BABCOCK & BROWN AIR FUNDING I LIMITED CASH COLLATERAL ACCOUNT
IRISH VAT REFUND ACCOUNT

SCHEDULE 2

ISSUER GROUP SERVICES

POWER OF ATTORNEY

OF

[GRANTOR]

WHEREAS [GRANTOR], having its [registered] office at [insert address] (hereinafter called the “Grantor”) desires to appoint BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC having its office at ___________ (the “Attorney”) as the true and lawful attorney of the Grantor for and in the name of and on behalf of the Grantor in such Attorney’s absolute discretion to execute each and every Requisite Document and Requisite Act as defined below and do all or any of the acts or things hereinafter mentioned.

KNOW ALL MEN BY THESE PRESENTS that in consideration for the mutual promises and benefits set forth in the Management Agreement (defined below) the Grantor does hereby make, constitute and irrevocably and unconditionally appoint for the period (the “Term”) as and from the date hereof until termination or expiry of the Administrative Services Agreement among the Grantor, other Issuer Group Members, Deutsche Bank Trust Company Americas, AMBAC Assurance Corporation, as the policy provider and the Attorney, dated as of _____________, 2007 (the “Administrative Services Agreement”) in accordance with its terms the Attorney as a true and lawful attorney of the Grantor for and in the name of and on behalf of the Grantor with absolute discretion to exercise, do, execute and/or deliver all or any of the acts, documents and things hereinafter mentioned that in to say:

1.

To negotiate, approve, settle the terms of, agree, make, sign, execute (whether under hand or seal) and deliver all deeds, agreements, documents, commitments, arrangements, instruments, applications, oaths, affidavits, declarations, notices, confirmations, certificates, approvals, acceptances, deliveries and to do all other acts, matters and things whatsoever which are in each case necessary or desirable for the Attorney to do for and on behalf of the Grantor in respect of the provision of the Issuer Group Services (as defined in and contemplated by the Administrative Services Agreement) (each such document a “Requisite Document” and each such act a “Requisite Act”).

2.

To make such amendments, modifications and variations to the Requisite Documents and to enter into ancillary documentation in respect thereof, all on such terms as any such Attorney may, in its sole discretion, determine from time to time for and on behalf of the Grantor; and to make, give, sign, execute and do all things including, without limitation, any material acts which may be necessary in order to effect the terms of such Requisite Documents or in connection with the making, signature, executions and delivery of the Requisite Documents or any other documents required to be executed by the Grantor in connection therewith or the performance of any acts, matters and things contemplated thereby or by the Requisite Acts as may be necessary in accordance with the provision of the Issuer Group Services.

3.	To nominate and appoint one or more substitutes as attorney or attorneys under it for all and any of the purposes aforesaid and the appointment of same with liberty to revoke.
4.

To acknowledge this Power of Attorney as the act and deed of the Grantor and generally to do all other acts which may be necessary and desirable for carrying the purpose of this Power of Attorney into effect.

IT IS HEREBY DECLARED THAT:

(A)

The Grantor hereby ratifies and confirms and agrees to ratify and confirm whatsoever any Attorney shall do or cause to be done in, or by virtue of this Power of Attorney as long an such act is not inconsistent with the terms of the Administrative Services Agreement or this Power of Attorney or in violation of Applicable Law.

(B)

This Power of Attorney shall be irrevocable for the Term and at all times both before and after the Term shall be conclusive and binding upon the Grantor and no person or corporation having dealings with any Attorney under this Power of Attorney shall be under any obligation to make any inquiries as to whether or not this Power of Attorney has been revoked and all acts hereunder shall be valid and binding on the Grantor unless express notice of its revocation shall have been received by such person or corporation.

(C)

Subject to the provisions of the Administrative Services Agreement the Grantor unconditionally undertakes to indemnify and keep indemnified each Attorney and his agents, and their respective successors and estates, against all actions, proceedings, claims, costs, expenses and liabilities of whatsoever nature arising from the exercise or purported exercise in good faith of any of the powers conferred on each Attorney by this Power of Attorney.

(D)	The particular powers enumerated above shall be given the widest interpretation.

(E)	THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF the Grantor has caused this Power of Attorney duly executed by the Grantor this ____ day of ______, 200_.

SIGNED BY: _______________________

For and on behalf of

[GRANTOR]

in the presence of:

EXHIBIT A

FORM OF MONTHLY REPORT TO

MOODY’S INVESTORS SERVICES, INC.

XXX 2007-1

No.	Lessee Name	Aircraft Type	Manufact- ured Year	Reg. No.	MSN (Serial Number)	Payment Date	Amount Due	Amount Received	Lease Start	Lease Expiration	Note
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37

Deal	Payment Date	Lessee Name	Aircraft Type	MSN (Serial Number)	1-30	31-60	61-90	90-120	120+	Total	Note
XXX 2007-1

					0.00	0.00	0.00	0.00	0.00	0.00